Exhibit 10.38

SELECT COMFORT CORPORATION
Summary of Non-Employee Director Compensation

February 2013

Annual Retainer. Each of our non-employee directors receives an annual cash retainer of $55,000. The Chair of the Audit Committee receives additional compensation of $17,000, and each of the members of the Audit Committee (other than the Chair) receives additional compensation of $8,500 per year. The Chairs of each of the other committees receives additional compensation of $12,000 per year, and each of the members of the other committees (other than the Chairs) receives additional compensation of $6,000 per year. The non-executive Chairman of the Board receives an additional retainer of $100,000 per year.
Meeting Fees. Each non-employee director (other than the non-executive Chairman of the Board) receives meeting fees for Board and Committee meetings attended beyond the normal number of regular or typical meetings for the Board and each Committee in a fiscal year, including: (i) Board meeting fees of $1,000 per in-person meeting and $500 per telephonic meeting after a minimum of four Board meetings for the fiscal year, and (ii) Committee meeting fees of $750 per in-person Committee meeting and $500 per telephonic Committee meeting after a minimum of eight Audit Committee meetings and after a minimum of four meetings of each other Committee for the fiscal year.
Equity Compensation. Coincident with the annual meeting of shareholders, non-employee directors are eligible to receive $37,500 in restricted stock and $37,500 in stock options, based on Black-Scholes valuation, with the grants to vest on the earlier of one year from the date of grant or the date of the next annual meeting at which directors are elected to the Board, so long as the director continues to serve on our Board of Directors. All options granted to directors have an exercise price equal to the fair market value of our common stock on the date of grant and remain exercisable for a period of up to 10 years, subject to continuous service on our Board of Directors.
Reimbursement of Expenses. All of our directors are reimbursed for travel expenses for attending meetings of our Board or any Board committee and for attending approved director continuing education programs.
No Director Compensation for Employee Directors. Any director who is also an employee of our company does not receive additional compensation for service as a director.